As filed with the Securities and Exchange Commission on October 22, 2019

Registration No. 333-224554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERPACE DIAGNOSTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2919486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Morris Corporate Center 1, Building C 300 Interpace Parkway, Parsippany, NJ (Address of Principal Executive Offices)	07054 (Zip Code)

Amended and Restated 2004 Stock Award and Incentive Plan

Interpace Diagnostics Group, Inc. 2019 Equity Incentive Plan

(Full title of the plans)

Jack E. Stover

President and Chief Executive Officer

Interpace Diagnostics Group, Inc.

Morris Corporate Center 1, Building C

300 Interpace Parkway, Parsippany, NJ 07054

(Name and address of agent for service)

(855) 776-6419

(Telephone number, including area code, of agent for service)

with a copy to:

Merrill M. Kraines, Esq.

Pepper Hamilton LLP

The New York Times Building

620 Eighth Avenue, 37th Floor

New York, NY 10018

Tel: (212) 808-2711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

Interpace Diagnostics Group, Inc., a Delaware corporation (the “Registrant” or the “Company”), previously filed registration statements on Form S-8 (File Nos. 333-61231, 333-60512, 333-123312, 333-61231, 333-60512, 333-177969, 333-201070, 333-214260, and 333-22454) (the “Prior Registration Statements”) with the Securities and Exchange Commission (the “Commission”) with respect to 6,150,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) issuable under the terms of the Registrant’s Amended and Restated 2004 Stock Award and Incentive Plan (the “2004 Equity Incentive Plan”).

On August 2, 2019, the Board of Directors of the Registrant approved the 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), subject to stockholder approval. On October 10, 2019, (the “Approval Date”), the Registrant’s stockholders approved the 2019 Equity Incentive Plan. The 2019 Equity Incentive Plan provides that: (i) no further awards will be granted under the 2004 Equity Incentive Plan as of the Approval Date (although awards granted under the 2004 Equity Incentive Plan prior to the Approval Date (“2004 Plan Outstanding Awards”) will remain outstanding in accordance with their terms and those of the 2004 Equity Incentive Plan); and (ii) the number of shares of Common Stock that remain available for grant under the 2004 Equity Incentive Plan as of the Approval Date (the “2004 Plan Unused Shares”) plus the shares of Common Stock underlying 2004 Plan Outstanding Awards that are not delivered in settlement of such awards on account of the cancellation, termination, expiration, forfeiture or lapse for any reason (in whole or in part) or the settlement in cash or other consideration (in lieu of Common Stock) of such awards after the Approval Date (the “2004 Rollover Shares”) will become available for issuance pursuant to awards granted under the 2019 Equity Incentive Plan.

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-22454) (“Post-Effective Amendment No. 1” or “Amended Registration Statement”) pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements, to add the 2019 Equity Incentive Plan and reflect that, as of the Approval Date, the previously registered 2004 Plan Unused Shares and any 2004 Rollover Shares may be issued under the 2019 Equity Incentive Plan, a copy of which is incorporated herein by reference as an exhibit hereto along with a new opinion as to the validity of the 2004 Plan Unused Shares and the 2004 Rollover Shares issuable pursuant to the 2019 Equity Incentive Plan. This Post-Effective Amendment No. 1 amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Prior Registration Statements are incorporated herein by reference without change.

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PART I

INFORMATION REQUIRED BY SECTION 10(A) PROSPECTUSES

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Amended Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the 2019 Equity Incentive Plan covered by this Amended Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission as part of this Amended Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 21, 2019;

(b)	The Registrant’s Quarterly Reports on Forms 10-Q, as applicable, filed with the Commission on May 14, 2019 and August 13, 2019;

(c)	The Registrant’s Current Reports on Forms 8-K, as applicable (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on January 29, 2019, April 18, 2019, July 19, 2019, as amended on September 20, 2019, August 5, 2019, September 20, 2019, a second report filed on September 20, 2019, October 15, 2019, and October 17, 2019.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Form 8-A filed with the Commission on May 13, 1998 (Registration No. 000-24249) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended and as may be further amended and in effect from time to time, which we refer to as the amended certificate of incorporation, provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for payment of dividends or approval of stock purchases or redemptions that are prohibited by the General Corporation Law of the State of Delaware, as amended, which we refer to as the DGCL, or for any transaction from which the director derived an improper personal benefit. Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the amended certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

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Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the DGCL, we shall indemnify any person who is or was a director or officer of us, or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Our amended and restated bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL. In addition, we have entered into agreements, or will enter into agreements, with each of our directors and officers under which, among other things, we have agreed to indemnify the director or officer against expenses incurred in any proceeding, including any action by us, in which the director or officer was, is or is threatened to be made a party or a participant by reason of his or her status as a present or former director, officer, employee or agent of us or, at our request, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index at page 6, which is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Parsippany, State of New Jersey, on October 22, 2019.

INTERPACE DIAGNOSTICS GROUP, INC.

By:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Jack E. Stover, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Jack E. Stover	President, Chief Executive Officer and Director	October 22, 2019
Jack E. Stover	(Principal Executive Officer)

/s/ James Early	Chief Financial Officer	October 22, 2019
James Early	(Principal Financial Officer)

/s/ Thomas Freeburg	Chief Accounting Officer	October 22, 2019
Thomas Freeburg	(Principal Accounting Officer)

	Chairman of the Board of Directors	October 22, 2019
Stephen J. Sullivan

/s/ Joseph Keegan	Director	October 22, 2019
Joseph Keegan

/s/ Eric B. Lev	Director	October 22, 2019
Eric B. Lev

	Director	October 22, 2019
Felice Schnoll-Sussman

/s/ Laurence R. McCarthy	Director	October 22, 2019
Laurence R. McCarthy

/s/ Robert Gorman	Director	October 22, 2019
Robert Gorman

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Interpace Diagnostics Group, Inc. 2019 Equity Incentive Plan (Filed as Annex A to the Registrant’s Definitive Proxy Statement (File No. 000-24249), filed with the Commission on August 22, 2019 and incorporated herein by reference).
4.2	Interpace Diagnostics Group, Inc. Amended and Restated 2004 Stock Award and Incentive Plan (Filed as Annex A to the Registrant’s Definitive Proxy Statement (File No. 000-24249), filed with the Commission on August 14, 2017, as amended, and incorporated herein by reference).
4.3	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2019 Equity Incentive Plan (filed herewith).
4.4	Form of Stock Option Grant Notice and Stock Option Agreement under the 2019 Equity Incentive Plan (filed herewith).
5.1	Opinion of Pepper Hamilton LLP as to the legality of securities originally registered with respect to the 2004 Equity Incentive Plan (Filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-214260), filed with the Commission on October 26, 2016 and incorporated herein by reference).
5.2	Opinion of Pepper Hamilton LLP as to the legality of securities originally registered with respect to the 2004 Equity Incentive Plan (Filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-224554), filed with the Commission on April 30, 2018 and incorporated herein by reference).
5.3	Opinion of Pepper Hamilton LLP (filed herewith).
23.1	Consent of BDO USA, LLP (filed herewith).
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.3).
24.1	Power of Attorney (included on the signature page of this Post-Effective Registration Statement).

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